WTI Fund XI, Inc.
Secretary’s Certificate

    I, Jared S. Thear, the Secretary of WTI Fund XI, Inc. (“Fund XI”), hereby certify: that the following resolutions were duly adopted by the Board of Directors on May 21, 2025, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the Board of Directors of Fund XI who are not “interested persons” of Fund XI.
WHEREAS, it is proposed, and the Board of Directors of Fund XI deems it advisable, that Fund XI be insured against loss under a Financial Institution Investment Company Asset Protection Bond issued by Chubb Group of Insurance Companies in the amount of $450,000 per occurrence, at a premium of $2,094 (the “Fund Bond”); and
WHEREAS, the Board of Directors of Fund XI has considered the adequacy of the Fund Bond with due consideration to all relevant factors, including, but not limited to (i) the amounts and type of coverage to be provided by the Fund Bond; (ii) the value of the aggregate assets of the Fund to which any person covered by the Fund Bond may have access, (iii) the type and terms of the arrangements made by the Fund for the custody and safekeeping of its assets, and the nature of the securities in the Fund’s portfolio; (iv) the nature of the securities in the Fund’s portfolio; (v) the method of conducting Fund XI’s operations; and (vi) the accounting procedures and controls of Fund XI; and
RESOLVED, that (i) the form of Fund Bond and the amount of $450,000 per occurrence in fidelity bond coverage for Fund XI be, and hereby is, determined to be reasonable in accordance with Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and (ii) the premium in the amount of $2,094 for the Fund Bond of Fund XI, be and hereby is, approved;
FURTHER RESOLVED, that the Fund Bond is approved;
FURTHER RESOLVED, that the Chief Financial Officer be, and hereby is, authorized to execute and deliver the Fund Bond; and

FURTHER RESOLVED, that upon successfully executing and delivering the Fund Bond, the Chief Financial Officer be, and he hereby is, instructed and authorized to file the Fund Bond with the Securities and Exchange Commission and complete every other requirement of Section 17(g) and Rule 17g-1 under the 1940 Act.

I am also providing the following statements in accordance with Rule 17g-1:

    The premium for the bond has been paid through June 30, 2026.

IN WITNESS WHEREOF, I have hereunto signed my name this 27th day of June 2025.

                            /s/ Jared S. Thear
                            Jared S. Thear